UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/24/2013

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 24, 2013, Linda Schaeffer notified The Bancorp, Inc. (“Bancorp”) of her decision to resign from Bancorp’s Board of Directors, effective immediately.  Mrs. Schaeffer’s resignation was not a result of any disagreements with Bancorp on any matter relating to its operations, policies or practices.

Bancorp thanks Mrs. Schaeffer for her fourteen years of service to the company.

(d)           On July 24, 2013 the Board of Directors of The Bancorp, Inc. named Mei-Mei Tuan as a Director to be effective July 24, 2013.

Ms. Tuan is the Co-Founder and managing Partner of Notch Partners LLC, a firm providing leadership capital and management-led buyout strategies exclusively for institutional leveraged buyout funds.  From 1994 to 1997 Ms. Tuan was an investment banker at Banker at Bank of America.  From 1988 to 1990 Ms. Tuan was an investment banker at Goldman Sachs.    As an investment banker Ms. Tuan structured and arranged billions of dollars in financings for infrastructure and real estate projects both in the US and in developing countries. In the mid to late nineties, Ms. Tuan served as the Chief Financial Officer and Chief Operating Officer at the Sierra Club Foundation and the San Francisco Food Bank, both major non-profit organizations based in San Francisco.  Ms. Tuan holds an M.B.A. from Harvard Business School and a B.A. from Wellesley College.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: July 24, 2013	By:	/s/Paul Frenkiel
Paul Frenkiel
Chief Financial Officer and Secretary